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                                                         Exhibit 5.1 and 23.1


                                 June 26, 1997


                     Re:  Westinghouse Electric Corporation
                          Common Stock $1.00 per value
                          15,000,000 shares

Westinghouse Savings Program, Westinghouse Employee Stock Plan and
  CBS Employee Investment Fund  (the "Plans")

Ladies and Gentlemen:

         This opinion is being submitted in connection with a Registration Statement on Form S-8 (the "Registration Statement") being filed with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, in respect of 15,000,000 shares of the Common Stock, per value $1.00 per share (the "Common Stock") of Westinghouse Electric Corporation (the "Company").

         I have examined and am familiar with the Restated Articles and the By-laws, both as amended, of the Company, a Pennsylvania corporation. I am of the opinion that the Company is a duly organized and validly existing corporation under the laws of the Commonwealth of Pennsylvania.

         I am further of the opinion that the Company's proceedings to authorize the issuance of 15,000,000 shares of Common Stock for use under the Plans have been duly taken in accordance with the applicable law, and that said 15,000,000 shares of Common Stock have been duly authorized for issuance.

         In addition, I am of the opinion that the 15,000,000 shares reserved, when issued as provided in the Plans and the corporate proceedings related thereto, will be legally issued, fully paid and non-assessable.

         I know that I am referred to in the Registration Statement relating to the Common Stock. I hereby consent to such use of my name in such Registration Statement and to the use of this opinion for filing as Exhibit 5.1 to such Registration Statement.

                                                  Very truly yours,

                                             /s/  ANGELINE C. STRAKA
                                             ----------------------------
                                                  Angeline C. Straka
                                                  Vice President, Secretary and
                                                  Associate General Counsel